Exhibit 99.1

           AVANT Immunotherapeutics Reports Second Quarter and Six-Month Financial Results


    NEEDHAM, Mass.--(BUSINESS WIRE)--Aug. 2, 2007--AVANT Immunotherapeutics, Inc. (Nasdaq: AVAN) today reported financial results for the second quarter and first six-month period of fiscal year 2007. The Company reported a net loss of $5.5 million, or $.07 per share, for the second quarter of 2007 compared to a net loss of $5.7 million, or $.08 per share, for the second quarter of 2006. For the six months ended June 30, 2007, AVANT reported a net loss of $11.1 million, or $.15 per share, compared to a net loss of $8.6 million, or $.12 per share, for the six months ended June 30, 2006. The 2007 three and six month losses include one-time restructuring charges of $723,785. AVANT reported cash and cash equivalents of $26 million at June 30, 2007.

    Una S. Ryan, Ph.D., AVANT's President and Chief Executive Officer, said, "These financial results were consistent with our expectations and we remain on track in our active product development programs. In April, we announced a restructuring of our company to reduce ongoing operational costs in certain areas no longer central to our focus. This will allow us to aggressively pursue those programs capable of creating the greatest value for AVANT as a developer of next-generation bacterial and viral vaccines. We expect this action will also reduce our quarterly burn rate by approximately 18% next year, extending our financial resources."

    AVANT plans to concentrate on building an enhanced portfolio of viral and bacterial vaccines for travelers and global health around AVANT's core technologies and unique development and manufacturing capabilities. As such, AVANT will continue to support key partners in their development efforts but will no longer invest its resources in biodefense research and development (R&D) activities or further invest in clinical trials for the CETi cholesterol management vaccine or TP10 programs.

    Further Financial Highlights

    The net loss for the second quarter of 2007 was comparable to the net loss for the same period in 2006. The increase in revenues primarily reflected increased product royalties offset by reduced levels of vaccine development work billable to DVC LLC (DVC) during the second quarter of 2007. In the second quarter of 2007, AVANT recognized $875,018 in product royalty revenue consisting of $478,528 related to Paul Royalty Fund's (PRF) purchased interest in Rotarix(R) net royalties and $396,490 related to royalty expense payable to Cincinnati Children's Hospital Medical Center (CCH). Operating expenses in 2007 include restructuring charges of $723,785 recorded during the second quarter. R&D expenses in the second quarter of 2007 also included $396,490 of royalty expense payable to CCH. AVANT had lower investment income in 2007, primarily reflecting lower cash balances between periods.

    The six-month results for 2007 reflect an increase in net loss compared to the same period in 2006. This increase in net loss primarily reflected a decrease in revenue, an increase in operating expense, and a decrease in investment income. Revenues for the first six months of 2007 were $2.2 million, compared with revenues of $4.2 million for the first six months of 2006. The decrease in product development and licensing revenue in 2007 reflects a one-time milestone payment of $2.6 million recorded in the first quarter of 2006. In the first six months of 2007, AVANT recognized $1.8 million in product royalty revenue consisting of $903,210 related to PRF's purchased interest in Rotarix(R) net royalties and $850,543 related to royalty expense payable to CCH. In the first six months of 2006, AVANT recognized $550,803 in product royalty revenue related to PRF's purchased interests in Rotarix(R) net royalties. The decrease in government contracts and grants revenue in 2007 compared to 2006 primarily reflects reduced levels of vaccine development work billable to DVC in 2007.

    Increased operating expenses in the six-month results for 2007 primarily resulted from an increase in research and development expense of approximately $1,113,725, due primarily to restructuring charges of $723,785 recorded during the second quarter of 2007. R&D expenses include $850,543 and $600,000 of royalty expense payable to CCH at June 30, 2007 and 2006, respectively. The increase in operating expenses also resulted from higher general and administrative expenses, which are primarily due to increases in personnel-related expenses and professional services costs. AVANT had higher investment income in the first half of 2006 primarily reflecting higher cash balances between periods.

    The $40 million milestone payment received from PRF during the first quarter of 2006 resulted in taxable income for AVANT. The regular taxable income generated by this transaction will be fully offset with available federal and state net operating loss carryforwards. AVANT recorded a provision of $372,000 in the first quarter of 2006 for the alternative minimum tax that will result from receipt of this milestone.

    Marketed Products

    GlaxoSmithKline (GSK) has continued to pursue the global commercialization of Rotarix(R), which has now been approved in over 90 markets worldwide, including the European Union. In June, AVANT reported that GSK had filed for market approval in the United States. If GSK achieves U.S. approval for Rotarix(R) and launches the vaccine in 2008, AVANT will receive a $10 million royalty payment from PRF.

    Clinical Development Program Update

    In February 2006, the NIAID of the National Institutes of Health
(NIH) initiated an investigational double-blind, placebo-controlled Phase 1/2 in-patient dose-escalation clinical trial aimed at demonstrating the safety and immunogenicity of AVANT's Ty800 typhoid fever vaccine. In May 2007, AVANT announced preliminary results in which the NIAID researchers found the single-dose, oral vaccine to be well tolerated and immunogenic, with over 90% of vaccinated subjects generating immune responses. Based on these excellent results, AVANT plans to further develop Ty800 to compete in the expanding typhoid fever vaccine market, which currently has over $200 million in annual sales. AVANT has subsequently announced the initiation of a company-sponsored double-blind, placebo-controlled Phase 2 dose-ranging trial of Ty800.

    In 2005, AVANT and its partner, the International Vaccine
Institute (IVI), announced the successful completion of a Phase 2 trial of CholeraGarde(R), AVANT's cholera vaccine, in Bangladesh where cholera is endemic. With support from the Gates Foundation, IVI is now planning to initiate further Phase 2 and Phase 3 studies of CholeraGarde(R) beginning around year-end 2007.

    In the second half of 2007, AVANT expects to initiate a Phase 1/2 trial of its ETEC E. coli vaccine candidate. AVANT's long-term goal is to develop a combination vaccine containing CholeraGarde(R), Ty800, S. paratyphi A and ETEC as a "super enteric vaccine" to address the travelers' market.

    Manufacturing:

    AVANT has the capability to manufacture vaccines for Phase 2 and 3 clinical testing to current Good Manufacturing Practices (cGMP) standards through its own state-of-the-art manufacturing facility for the production of live, attenuated bacterial vaccines. AVANT has produced clinical trial supplies of ETEC vaccine for the Phase 1/2 study planned to start later in 2007.

    Webcast and Conference Call

    Dr. Ryan and Mr. Catlin will host a conference call and live audio webcast at 11:00 AM EDT on Thursday, August 2, 2007 to discuss AVANT's Second Quarter and Six-Month financial results. To access the conference call, dial 800-659-2037 (within the U.S.), or 617-614-2713 (if calling from outside the U.S.). The passcode for participants is 74142034. An audio replay will be available approximately two hours after the call for approximately one week and can be accessed by dialing 888-286-8010 (within the U.S.), or 617-801-6888 (if calling from outside the U.S.). The passcode I.D. number is 67559598. The replay will also be broadcast via the Company's website, www.avantimmune.com, approximately two hours after the live call. Additionally, a copy of this press release is available by contacting Investor Relations at (781) 433-0771.

    About AVANT Immunotherapeutics, Inc.

    AVANT Immunotherapeutics, Inc. discovers and develops innovative vaccines and therapeutics that harness the human immune system to prevent and treat disease. AVANT has three products on the market and three of AVANT's products are in clinical development. AVANT's pipeline includes products for travelers' vaccines and global health needs based on AVANT's oral, rapid-protecting, single-dose and temperature stable vaccine technology.

    Additional information on AVANT Immunotherapeutics, Inc. can be obtained through our site on the World Wide Web:
http://www.avantimmune.com.

    Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: The statements made in this press release which are not statements of historical fact are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934, including, without limitation, statements that may be identified by words such as "expectations," "remains," "focus," "expected," "prospective," "expanding," "building," "continue," "progress," "plan," "efforts," "hope," "believe," "objectives," "opportunities," "will," "seek," and other expressions which are predictions of or indicate future events and trends and which do not constitute historical matters identify forward-looking statements. These statements also include statements regarding: (i) AVANT's expectations regarding its restructuring and quarterly cash burn rate, (ii) AVANT's expectations to find partnerships for the cardiovascular programs (iii) AVANT's expectations of royalty payments from PRF related to Rotarix, (iv) AVANT's expectations to initiate its own sponsored double-blind, placebo-controlled Phase 2 dose-ranging trial of Ty800 and Phase 1/2 trial of its ETEC E. coli vaccine candidate, and (v) statements made regarding AVANT's goals for its programs and products. This release includes forward-looking statements that are subject to a variety of risks and uncertainties and reflect AVANT's current views with respect to future events and financial performance. There are a number of important factors that could cause the actual results to differ materially from those expressed in any forward-looking statement made by AVANT. These factors include, but are not limited to: (1) the integration of multiple technologies and programs; (2) the ability to adapt AVANT's vectoring systems to develop new, safe and effective orally administered vaccines against anthrax and plague or other any other microbes used as bioweapons and other disease causing agents;
(3) the ability to successfully complete product research and further development, including animal, pre-clinical and clinical studies, and commercialization of CholeraGarde(R) (Peru-15), Ty800, ETEC E. coli vaccine, VLPs and other products and AVANT's expectations regarding market growth; (4) the cost, timing, scope and results of ongoing safety and efficacy trials of CholeraGarde(R) (Peru-15), Ty800, ETEC
E. coli vaccine and other preclinical and clinical testing; (5) the ability to negotiate strategic partnerships or other disposition transactions for AVANT's cardiovascular programs, including TP10 and CETi; (6) the ability of AVANT to manage multiple clinical trials for a variety of product candidates; (7) AVANT's expectations regarding its technological capabilities and expanding its focus to broader markets for vaccines; (8) the Company's expectations regarding the cost of funding its development partnership with Select Vaccines Limited for the influenza vaccine, the opportunity to extend to other disease targets, and AVANT's ability to develop products through this collaboration; (9) changes in existing and potential relationships with corporate collaborators; (10) the availability, cost, delivery and quality of clinical and commercial grade materials produced at AVANT's own Manufacturing facility or supplied by contract manufacturers and partners; (11) the timing, cost and uncertainty of obtaining regulatory approvals; (12) the ability to develop and commercialize products before competitors that are superior to the alternatives developed by competitors; (13) the ability to retain certain members of management;(14) AVANT's expectations regarding research and development expenses and general and administrative expenses; (15) AVANT's expectations regarding cash balances, capital requirements, anticipated royalty payments (including those from Paul Royalty Fund), revenues and expenses, including infrastructure expenses; (16) AVANT's belief regarding the validity of its patents and potential litigation; and (17) certain other factors that might cause AVANT's actual results to differ materially from those in the forward-looking statements including those set forth under the headings "Business," "Risk Factors" and Management's Discussion and Analysis of Financial Condition and Results of Operations" in AVANT's Annual Report on Form 10-K for the year ended December 31, 2006, as well as those described in AVANT's other press releases and filings with the Securities and Exchange Commission, from time to time. You should carefully review all of these factors, and you should be aware that there may be other factors that could cause these differences. These forward-looking statements were based on information, plans and estimates at the date of this press release, and AVANT does not promise to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.



                    AVANT IMMUNOTHERAPEUTICS, INC.



 CONSOLIDATED
  STATEMENTS OF            Quarter                  Six Months
  OPERATIONS DATA      Ended June 30,             Ended June 30,
----------------------------------------------------------------------
                     2007         2006          2007         2006
                         (Unaudited)               (Unaudited)
 REVENUE
 Product
  Development and
  Licensing
   Agreements     $    10,018  $    17,446  $     18,104  $ 2,637,420
 Government
  Contracts and
  Grants               88,999      460,523       351,258      960,730
 Product
  Royalties           910,379       27,510     1,822,231      613,816
----------------------------------------------------------------------

 Total Revenue      1,009,396      505,479     2,191,593    4,211,966
----------------------------------------------------------------------

 OPERATING
  EXPENSE
 Research and
  Development       4,967,629    4,463,899     9,926,331    8,812,606
 General and
  Administrative    1,671,138    2,117,192     3,723,115    4,105,706
 Amortization of
  Acquired
  Intangible
  Assets              240,048      248,778       480,096      497,556
----------------------------------------------------------------------

 Total Operating
  Expense           6,878,815    6,829,869    14,129,542   13,415,868
----------------------------------------------------------------------

 Operating Loss    (5,869,419)  (6,324,390)  (11,937,949)  (9,203,902)

 Investment
  Income, Net         364,173      654,091       806,424      934,612
----------------------------------------------------------------------

 Loss before
  Provision for
  Income Taxes     (5,505,246)  (5,670,299)  (11,131,525)  (8,269,290)

 Provision for
  Income Taxes              -            -             -      372,000
----------------------------------------------------------------------

 Net Loss         $(5,505,246) $(5,670,299) $(11,131,525) $(8,641,290)
----------------------------------------------------------------------


 Basic and
  Diluted Net
  Loss per Common
  Share           $     (0.07) $     (0.08) $      (0.15) $     (0.12)
----------------------------------------------------------------------

 Weighted Average
  Common Shares
  Outstanding      75,184,048   74,174,761    75,184,015   74,173,668
----------------------------------------------------------------------




 CONDENSED CONSOLIDATED
 BALANCE SHEETS                                June 30,   December 31,
----------------------------------------------------------------------
                                                 2007          2006
                                             (Unaudited)
 ASSETS
 Cash and Cash Equivalents                   $25,909,541   $40,911,539
 Other Current Assets                          1,419,553     1,491,955
 Property and Equipment, net                  16,555,004    13,967,800
 Investment in Select Vaccines Ltd.              696,951             -
 Intangible and Other Assets, net              4,628,151     5,108,248
                                             ------------ ------------
  Total Assets                               $49,209,200   $61,479,542
                                             ============ ============

 LIABILITIES AND STOCKHOLDERS' EQUITY
 Current Liabilities                         $ 8,465,338   $10,084,313
 Long-Term Liabilities                       $49,575,359    49,234,249
 Stockholders' Equity                         (8,831,497)    2,160,980
                                             ------------ ------------
  Total Liabilities and Stockholders' Equity $49,209,200   $61,479,542
                                             ============ ============



    CONTACT: AVANT Immunotherapeutics, Inc.
             Una S. Ryan, Ph.D., 781-433-0771
             President and CEO
             or
             Avery W. Catlin, 781-433-0771
             Chief Financial Officer
             info@avantimmune.com
             or
             For Media:
             Kureczka/Martin Associates
             Ellen Martin, 510-832-2077
             emm@pacbell.net